Exhibit 99.1


vFINANCE, INC. ANNOUNCES RECORD QUARTERLY REVENUES

BOCA RATON, FL, May 15, 2006 - vFinance, Inc. (OTCBB: VFIN) a leader in providing investment banking services to high growth companies and a full range of trading and investment opportunities to investors seeking above market returns, reported total revenues of $8,754,823, as compared to $6,491,157, its highest quarterly revenue ever and an increase of $2,263,666 or 35% over the first quarter 2005.

The Company generated net income of $253,164 or $.01 per share this quarter, compared to a net loss of $154,528 first quarter last year, a $407,692 improvement. Excluding the impact of two new significant non-cash charges, pre-tax net income would have been $439,568 this quarter or $594,096 greater than last year's first quarter.

The non-cash charges impacting this quarter include: $113,069 for stock compensation expense due to the Company's adoption the Statement of Financial Accounting Standards No. 123R on January 1, 2006, and goodwill amortization of approximately $73,335 related to the acquisition of EquityStation, which was reclassified to an amortizable intangible asset in December 2005.

The significantly higher revenue was driven by large increases in revenue generated by the Company's Investment Banking, Retail Brokerage and Wholesale Equities Trading, which achieved increased revenue of $947,592, $1,097,980 and 132,269, respectively, over last year's first quarter.

"vFinance's focus on emerging companies and on investors looking for higher returns positioned us to take advantage of the more favorable market," said Leonard Sokolow, CEO and President of vFinance, Inc. "With our professional team of investment bankers, traders and brokers offering investment opportunities and trading services, such as EquityStation, focused on maximizing returns for our client companies and investors, we were able to realize this dramatic increase in revenue."

Gross profit was $2,718,826 for the three months ended March 31, 2006 as compared to $1,892, 799 for the corresponding period last year, an increase of $825,487 or 44%. The increase in gross profit resulted from the increase in revenues and margin. Gross profit margin was 31% for the three months ended March 31, 2006 up from 29% for the three months ended March 31, 2005. The increase in gross profit margin resulted from achieving a higher proportion of revenue from success fees which carry generally higher gross profit margins.

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Cash including cash held at clearing brokers at the end of the first quarter was
$5,829,511, an increase of $697,008 since the end of December 2005.

Current assets amounted to $7,189,241 at the end of this quarter an increase over the $6,609,271 in current assets reported as of the end of December 2005, an increase of $579,970. Liabilities including capitalized lease obligations remained relatively flat at $3,828,604 at the end of this quarter compared to $3,792,467 at the end of December 2005.

About vFinance, Inc.

vFinance, Inc. (www.vfinance.com ), is a financial services company which specializes in emerging opportunities, providing investment banking, trading, trend forecasting, and consulting services to micro, small and mid-cap high-growth companies, and to institutional and high net-worth investors seeking above-market returns. The Company possesses an exceptional understanding of small-cap and micro-cap market stocks gained from being a market maker in over 2500 stocks in those categories, from its experienced investment banking team, and from the large number of plans posted or summarized on its website which is ranked as a leading destination for companies seeking capital with over 3 million visitors annually from over 175 countries. Its new Sterling Fixed Income Division has an established reputation for superior yield trend forecasting. The Company offers personalized service through its global financial consultants located in offices in 30 U.S. cities and in Latin America, and through its trading desk. The trading desk offers, among other things, ADR liquidity pools and effective market liquidation strategies. The Company continues to provide new services including EquityStation, which offers its clients electronic direct market access (DMA).

For vFinance, Inc. Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, statements concerning internal operations, marketing, management's plans, objectives and strategies, and management's assessment of market factors and conditions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitations, the volatility of domestic and international financial, bond and stock markets, intense competition, extensive governmental regulation, litigation, substantial fluctuations in the volume and price level of securities and other risks as detailed in the Company's filings with the Securities and Exchange Commission. vFinance, Inc. assumes no obligation to update any forward-looking information in this press release.

CONTACT:
Sheila C. Reinken,
Chief Financial Officer
sreinken@vfinance.com
561-981-1083